Exhibit 10.29
POLICY BULLETIN

SUBJECT: EXECUTIVE SEVERANCE PROGRAM	Effective July 1, 2000 Reissued: January 1, 2004
I. PURPOSE
To establish a severance program for senior level executives of the Company that recognizes (i) the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals; and (ii) that senior level executive employees, to a greater extent than other salaried employees, serve at the pleasure of the company and are decidedly “at will” — meaning that the Company may terminate the employment relationship at any time for any reason without liability to the employee.
II. SCOPE
This policy applies to corporate officers, division presidents, management level direct reports to division presidents and such other employees, as may be designated by the Chief Executive Officer of Cooper Cameron Corporation.
III. SEPARATION ALLOWANCE BENEFITS
Following the termination of employment by the Company for reasons other than cause, the covered executive will receive Separation Allowance Benefits in the form of salary continuation for a period of twelve (12) months following termination of employment by the Company for reasons other than cause.
Payment of the Separation Allowance Benefits is contingent upon signing a full and complete waiver and release in a form acceptable to the Company. (Please see attached waiver and release.) If the covered executive elects not to sign the waiver and release, the Basic Benefits under the Cooper Cameron Separation Allowance Plan for Salaried Employees will apply.
IV. BENEFITS CONTINUATION
The following benefits will be continued during the twelve (12) month Severance Period:
•	Healthcare Coverage

•	Dental Coverage

•	Vision Coverage
Eligibility for the continuance of any of these benefits ends when the covered executive becomes eligible for such benefit under a benefit plan offered or sponsored by another employer, except to the extent that the terms of the respective plans offer conversion or portability. No additional vacation shall be earned during the severance period.

Participation in other benefits ends on the last day of active employment:
•	Pension Plan

•	CC-Save

•	Basic and Supplemental Life Insurance

•	Basic and Voluntary AD&D

•	Business Travel Accident Insurance

•	Short Term Disability

•	Long Term Disability
Information regarding conversion privileges or portability of the Supplemental Life Insurance will be communicated at the time of separation. Eligibility for distributions under any Cooper Cameron sponsored retirement plan shall be pursuant to and made in accordance with the provisions of the specific plan. The separation payment and the payment for unused vacation are not considered pensionable earnings under the terms of any Cooper Cameron Corporation pension or retirement plan.
MICP
Participation in MICP will be prorated through the last day of employment and determined on the basis of the goals and objectives established for the applicable plan year. No further bonus entitlements will be earned during the severance period.
Long-Term Incentive Plan
The terms of the Company’s Long-Term Incentive Plan and the specific provisions of the option agreement shall govern stock options granted to the covered executive. As provided in such documents, all vesting of stock options ceases as of the last day of employment. The length of time to exercise any vested option is defined in the individual stock option agreement.
Non-Compete/No Solicitation Agreement
As part of the waiver and release, the covered executive will be committing not to engage in any competition with the company following termination and will not, directly or indirectly, participate in the solicitation or recruitment of any Company employees. All company property, documents and computer records, and any related materials that the covered executive may possess must be returned immediately.
Other Provisions
In addition to salary and benefit continuations as provided above, outplacement services will be made available.
If the division in which the executive is employed is sold, merged or consolidated with another entity or business, any executive who continues employment or is offered continued employment with a new owner of a former Cooper Cameron operation in the same or reasonably comparable position, will not be considered terminated within the meaning of this policy.

V. OTHER SEVERANCE RIGHTS
To the extent any covered executive under this policy is entitled to receive benefits for severance pursuant to statutory or regulatory requirements or an employment contract or arrangement, the benefits hereunder, which are not intended to duplicate such benefits, shall be reduced automatically to avoid any such duplication. The determination of the reduction is the responsibility of the Plans Administration Committee whose decision will be final and binding on both the Company and the covered executive.
VI. RESPONSIBILITIES
The general administration of the executive severance program is the responsibility of the Plans Administration Committee, which has final and binding authority to administer the plan in accordance with its stated terms. The corporate vice-president responsible for human resources shall have overall responsibility to effectuate the terms and conditions of this policy and for the day-to-day administration of this policy. These responsibilities may be delegated to other person or persons including division personnel where appropriate.

WAIVER AND RELEASE AND
ACCEPTANCE OF ADDITIONAL SEPARATION ALLOWANCE BENEFITS
In consideration of Cooper Cameron Corporation’s (the “Company’s”) agreement to provide me with enhanced severance benefits under its Executive Severance Program — 2003 (the “Plan”), I hereby waive and release COOPER CAMERON CORPORATION, its past, present, and future owners, parents, subsidiaries, and affiliates, and their respective past, present, and future directors, shareholders, officers, employees, agents, insurance carriers, administrators, legal representatives and all benefit plans sponsored by any of them (except for benefits under the Program and any pension plan), past or present (individually and collectively, the “Released Parties”), from liability for any and all claims, damages, actions, rights, demands and causes of action of any kind related to my employment or the termination of my employment by the Company, whether known or unknown, arising under any federal, state or local fair employment or discrimination laws, including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Americans With Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any applicable state’s or locality’s fair employment statutes, any other local, state or federal wage and hour law. I further waive and release any claims or demands arising under any other federal, state or local law, including but not limited to, common law claims relating to breach of contract, wrongful or constructive discharge, violation of public policy, and common law tort. This Waiver and Release (also referred to as this “agreement”) excludes any claims for medical or income replacement benefits for work-related injuries currently pending or permitted by law and further excludes any pension or unemployment compensation benefits to which I may be otherwise entitled. This agreement does not apply to any rights or claims that may arise after its effective date. I acknowledge that this agreement is not intended to indicate that such claims exist or that, if they do exist, they are meritorious. Rather, it is simply an agreement that, in return for the enhanced severance benefits as stated in the Plan, any and all potential claims of this nature that I may have against any of the Released Parties, regardless of whether they actually exist, regardless of whether they are known or unknown to me at this time, are expressly settled, compromised, and waived.
By signing this agreement, I am bound by it. Anyone who succeeds to my rights and responsibilities, such as heirs or the executor of my estate, is also bound by this agreement. This release also applies to any claims brought by any person or agency or class action under which I may have a right or benefit. I represent and warrant that no other person or entity has any interest in or been assigned any interest in claims or causes of action, if any, I may have against any of the Released Parties and which I am now releasing in their entirety.
I agree and acknowledge that the only benefits associated with the termination of my employment with the Company and any of its affiliates to which I am entitled are the benefits stated in the Plan and that I am not entitled to any additional benefits under any other policy, plan or agreement of the Company or any Released Party in connection with my termination, including but not limited to any employment or severance agreement between me and any Released Party and benefits, or any other severance, retention, bonus or incentive plan of the Company or any of its affiliates, shareholders or predecessors (except for benefits under the Plan and any Company pension plan). I further acknowledge that I have received reimbursement for all reimbursable business expenses I incurred on behalf of the Company or any of its affiliates.
I have signed this agreement voluntarily and without coercion or duress. I understand the final and binding effect of this agreement and agree to each of its terms. I acknowledge that the only promises made to me to sign this agreement are those stated in the Plan and that no other understanding concerning the subject matter of this agreement, whether oral or written, exists. I have been advised to consult with an attorney prior to executing this agreement and I have been given at least twenty-one (21) days to consider this agreement before signing. If I sign this Agreement, I understand that I have seven (7) days after the date I sign to revoke, in writing, this agreement. Such revocation must be delivered to my Human Resources Representative. This agreement will not become effective or enforceable until this seven (7) day period has expired. I further acknowledge that I have carefully read the Plan and this agreement, understand their terms, and I am voluntarily accepting the Company’s offer of enhanced benefits under that Plan. I understand that the enhanced severance benefits provided under the Plan are valuable consideration to which I would not otherwise be entitled, but are solely in return for the waiver of rights and claims stated in this agreement.
I further agree that the entitlement to enhanced Separation Allowance Benefits is contingent on my not becoming engaged in any employment or other enterprise that involves being in competition with the Company in any of the markets or product lines with which I was involved while employed by the Company and will not, directly or indirectly, participate in the solicitation or recruitment of any Company employees.
Based upon the signing of this agreement, I further agree not to commence any lawsuit against any Released Party for matters covered by this agreement, nor to participate in any such action other than as required by law (except as necessary to protect my rights under this agreement). I represent that, as of the effective date of this agreement, I have not brought or joined any lawsuit or filed any charge or claim against any Released Party in any court or before any government agency. Should any provision of this agreement be declared invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect

Signed by:

Printed Employee Name:

Dated:

Company Representative:

Dated: